Exhibit 3.3

LISTERHILL TOTAL MAINTENANCE CENTER LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of October 1, 2003

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TABLE OF CONTENT

(Continued)

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Listerhill Total Maintenance Center LLC (the “Company”) is made and entered into as of October 1, 2003 by and between the Company and Wise Metals Group LLC, a Delaware limited liability company (“Wise”), as the sole member of the Company, pursuant to the provisions of the Delaware Limited Liability Company Act (the “Delaware Act”).

RECITALS

A. The Certificate of Formation (the “Certificate”) of the Company was filed with the Secretary of State of the State of Delaware on September 30, 2003, establishing the Company under and pursuant to the Delaware Act; and

B. Wise, as the sole member, desires to enter into this Agreement to provide terms and conditions for the operation of the Company.

NOW, THEREFORE, in consideration of the premises and of the terms and conditions of this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

FORMATIONAL MATTERS

Section 1.1 Formation. The formation of the Company as a limited liability company pursuant to the provisions of the Delaware Act is hereby confirmed. Except as expressly provided herein to the contrary, the rights and obligations of the Member and the administration and dissolution of the Company shall be governed by the Delaware Act.

Section 1.2 Name. The name of the Company is, and the business of the Company shall be conducted under the name of, “Listerhill Total Maintenance Center LLC.”

Section 1.3 Registered Office: Principal Office.

(a) Unless and until changed by the Member, the Company shall have and continuously maintain in the State of Delaware (i) an office, which may be a place of its business in the state (the “Registered Office”) and (ii) an agent for service of process on the Company (the “Registered Agent”). The initial Registered Office and Agent shall be the Registered Office and Agent designated in the Certificate. A new Registered Office or Agent may be designated by the Member from time to time.

(b) The principal place of business of the Company shall be located at such place as the Member may from time to time designate.

(c) The Company may maintain offices at such other place or places as the Member deems necessary or appropriate.

Section 1.4 Purposes. The Company shall be authorized to carry on any lawful business, purpose or activity permitted under the Delaware Act.

Section 1.5 Duration. The Company shall continue in existence until dissolved arid its affairs wound up in accordance with the Certificate and this Agreement.

ARTICLE 2

SOLE MEMBER; COMPANY CAPITAL; ADMISSION

Section 2.1 Member. The Member is the sole member of the Company and, as such, shall be entitled to one hundred percent (100%) of the profits and losses of the Company and shall receive one hundred percent (100%) of any distribution of the Company’s assets.

Section 2.2 Additional Capital Contribution; Admissions. The Member shall not be required to make additional capital contributions to the Company, except those that it individually agrees to make.

Section 2.3 Rights of Members with Respect to Capital.

(a) The Member’s membership interest in the Company shall for all purposes be personal property. The Member has no interest in specific Company property. Except as provided in this Agreement or otherwise determined by the Member, the Member shall not be entitled to a withdrawal, or to a return, of any part of its contribution to the capital of the Company or to receive property or assets of the Company.

(b) No interest shall be paid on contributions to the capital of the Company.

Section 2.4 Admission of Additional Members. The Member may admit additional members upon such terns and conditions as may be determined appropriate by such Member.

ARTICLE 3

ALLOCATIONS AND DISTRIBUTIONS

Section 3.1 Profits and Losses. All profits and losses for any fiscal year shall be allocated to the Member.

Section 3.2 Distributions. Except as provided in Section 5.5, all distribution of cash or other property to the Member shall be made at such times as the Member determines.

Section 3.3 Amounts Withheld. All amounts withheld pursuant to the Internal Revenue Code of 1986, as amended and in effect from time to time, or any state or local tax law with respect to any distribution to the Member shall be treated as amounts distributed to the Member pursuant to Section 3.2 or Section 5.5, as the case may be, for all purposes of this Agreement.

ARTICLE 4

MANAGEMENT OF COMPANY

Section 4.1 Management. The Member shall manage the Company in its capacity as the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including without limitation all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

Section 4.2 Reimbursements. The Company shall reimburse the Member for all expenses incurred and paid by it in the organization of the Company and, as authorized by the Company, in the conduct of the Company’s business, including without limitation expenses of maintaining an office, telephones, travel, office equipment and secretarial and other personnel as may reasonably be attributable to the Company. Such expenses shall not include any expenses incurred in connection with the Member’s exercise of its rights as the Member apart from the authorized conduct of the Company’s business. The Member’s determination of which expenses are allocated to and reimbursed as a result of the Company’s activities or business and the amount of such expenses shall be conclusive. Such reimbursements shall be treated as expenses of the Company and shall not be deemed to constitute distributions to the Member of profit, loss or capital of the Company.

Section 4.3 Officers. The Member shall have the power to appoint one or more officers of the Company, including without limitation a chief executive officer, a president, one or more vice presidents, a chief financial officer, a secretary, assistant secretaries, a treasurer and assistant treasurers, and to grant to such officers authority to manage the business and affairs of the Company in a manner which is consistent with the provisions of this Agreement. Unless otherwise determined by the Member, the officers of the Company shall possess such authorities and duties as are normally associated with such office, including without limitation executing any and all contracts or other documents on behalf of and in the name of the Company. The initial officers of the Company are listed on Schedule A attached hereto. The Member may revise Schedule A in its sole discretion at anytime.

ARTICLE 5

DISSOLUTION AND WINDING UP

Section 5.1 Generally. The Company shall continue unless the Member agrees to its termination, and the Member shall not file or pursue with respect to the Company any dissolution or liquidation, unless this Agreement specifically provides for such termination.

Section 5.2 Dissolution.

(a) The business of the Company shall be terminated, its affairs wound up and its property and assets distributed on the earlier to occur of the following (each, a “Liquidating Event”):

(i) a determination by the Member that the Company shall be terminated;

(ii) the dissolution of the Member or other event which terminates the membership of the Member in the Company;

(iii) the sale or other disposition of all or substantially all of the property and assets of the Company; or

(iv) any other event causing dissolution of the Company under the Delaware Act.

(b) The bankruptcy or insolvency of the Member will not cause the Member to cease to be a Member of the Company, and upon the occurrence of such bankruptcy or insolvency, the Company shall continue until such time as a Liquidating Event occurs.

Section 5.3 Bankruptcy and Insolvency. For purposes of this Agreement, bankruptcy shall be deemed to have occurred when the Member: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; or seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or all or any substantial part of its properties; provided, however, no event of bankruptcy shall be deemed to occur to the extent any filing referred to in this Section is dismissed within 90 days from the date of filing or the appointment, as applicable, or any appointment described in this Section is vacated within 120 days of such appointment. For purposes of this Agreement, insolvency shall be deemed to have occurred if the Company were to confirm in writing that its assets are insufficient to pay its liabilities as they nature.

Section 5.4 Cessation of Membership. Except as otherwise provided herein, the Member shall cease to be the Member of the Company upon the occurrence of any event specified in the Delaware Act.

Section 5.5 Liquidation. As expeditiously as possible following the occurrence of a Liquidating Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Member, and the Member shall not take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the assets have been distributed pursuant to this Section 5.5 and the Company has terminated. The Member shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the Company’s liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefore, to be applied and distributed in the following order:

(a) First, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than the Member;

(b) Second, to the payment and discharge of all of the Company’s debts and liabilities to the Member; and

(c) The balance, if any, to the Member.

Section 5.6 Cancellation of Certificate. Upon the completion of the distribution of the Company’s assets as provided in Section 5.5, the Company shall be terminated, and a certificate of cancellation shall be filed in the office of the Delaware Secretary of State and such other actions as may be necessary to terminate the Company shall be taken,

Section 5.7 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 5.5 in order to minimize any losses otherwise attendant upon such winding up.

ARTICLE 6

ACCOUNTING AND RECORDS

Section 6.1 Books and Records. The Company’s books and records shall be kept at the Company’s principal place of business. The Company’s books of account shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with generally accepted accounting principles consistently applied. The Company shall use the method of accounting determined by the Member in the preparation of its annual reports and for tax purposes and shall keep its books accordingly. The expenses chargeable to the Company shall include only those which are reasonable and necessary for the ordinary and efficient operation of the Company’s business.

Section 6.2 Fiscal Year. The fiscal year of the Company shall be the twelve (12) months period ending on December 31 of each year, unless otherwise approved by the Member. As used in this Agreement, a fiscal year shall include any partial fiscal year at the beginning and end of the Company term.

Section 6.3 Bank Accounts. The bank accounts of the Company shall be maintained in such banking institutions as shall be determined by the Member. Withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Member may determine. The funds of the Company shall not be commingled with the funds of any other person or employed in any manner except for the benefit of the Company.

Section 6.4 Contracts. The Member may authorize any agent of the Company to enter into any contract or execute any instrument in the name of and on behalf of the Company, and such authority may be general or confined to specific instances.

ARTICLE 7

INDEMNIFICATION I

Section 7.1 Indemnification by the Company.

(a) To the fullest extent permitted by the Delaware Act, the Member and all officers, directors, agents, affiliates, employees and other representatives of the Company and of the Member (individually, an “Indemnitee”) shall be indemnified and held harmless by the Company on an after-tax basis from and against any and all losses, claims, damages, liabilities, whether joint or several, disbursements (including legal fees and disbursements), judgments, fines, settlements and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status as the Member of the Company or as an officer, director, agent, affiliate, employee or other representative of the Company or of the Member, in each case related to the conduct of the Company’s business, regardless or whether the Indemnitee continues to be the Member or an officer, director, agent, affiliate, employee or other representative of the Company or of the Member at the time any such liability or expense is paid or incurred, if the Indemnitee’s conduct did not constitute actual fraud, gross negligence, or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted fraudulently or with gross negligence or willful or wanton misconduct.

(b) To the fullest extent permitted by law, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to indemnification under this Section 7.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount in the event the Indemnitee is determined not to be entitled to indemnification pursuant to this Section 7.1 or otherwise pursuant to applicable law.

(c) The indemnification provided by this Section 7.1 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, pursuant to any determination of the Member, as a matter of law or otherwise, as to action in the Indemnitee’s capacity as the Member or as an officer, director, agent, employee or other representative of the Company or of the Member, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall benefit the heirs, successors, assigns and administrators of the Indemnitee.

(d) Any indemnification hereunder shall be satisfied solely out of the assets of the Company. In no event may an Indemnitee subject the Member to personal liability by reason of these indemnification provisions.

Section 7.2 Liability to Company and Members. Neither the Member nor any agent, affiliate, employee or other representative of the Member shall be liable to the Company for losses sustained or liabilities incurred as a result of any act or omission if such act or omission is such that the Member or such other person would be entitled to indemnification under Section 7.1 with respect to Costs relating to such act or omission.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Amendments. This Agreement may be altered, amended, restated or repealed and a new Agreement may be adopted by the Member.

Section 8.2 Applicable Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Delaware.

Section 8.3 Company Property. All property owned by the Company, whether real or personal, tangible or intangible, including without limitation all data and compilations of data and all reports produced or generated by the Company shall be deemed to be owned by the Company as an entity, and the Member, by itself, shall not have any direct ownership interest in such property.

Section 8.4 No Benefit to Third Parties. The provisions of this Agreement shall not be construed for the benefit of or enforceable by a person or entity not a party thereto, including without limitation any creditor of the Member or any of its affiliates.

Section 8.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Member and its legal representatives, heirs, administrators, executors, successors and assigns.

Section 8.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 8.7 Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

Section 8.8 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the Member has caused this Agreement to be duly executed as of the date first above written

Wise Metals Group LLC

By	/s/ DANNY MENDELSON
Name:	Danny Mendelson
Title:	Chief Financial Officer

Listerhill Total Maintenance Center LLC

By	Wise Metals Group LLC Its Sole Member

By	/s/ DANNY MENDELSON
Name:	Danny Mendelson
Title:	Vice President

Schedule A

Officers

Name	Title
Horace Crowden	President

Danny Mendelson	Secretary

Ken Stastny	Treasurer